Exhibit 99.1

Safeway and Albertsons Announce Definitive Merger Agreement

Merger Will Lead to an Enhanced Shopping Experience, Including Lower Prices for Customers

Safeway Shareholders Expected to Receive Total Value Estimated at $40 Per Share

Cash of $32.50 per share, plus other contingent consideration with an estimated value of $3.65 per share; Blackhawk shares with a recent value of $3.95 per Safeway share to be distributed in a separate transaction to Safeway shareholders in mid-April

PLEASANTON, CA and BOISE, ID — March 6, 2014—Safeway Inc. (NYSE: SWY) and Albertsons announced today a definitive agreement under which AB Acquisition LLC (“AB Acquisition”) will acquire all outstanding shares of Safeway (the “Merger”). The merger agreement was unanimously approved by the Board of Directors of Safeway.

AB Acquisition is the owner of Albertson’s LLC and New Albertson’s, Inc. (collectively “Albertsons”) and is controlled by a Cerberus Capital Management, L.P. (“Cerberus”)-led investor group, which also includes Kimco Realty Corporation (NYSE:KIM), Klaff Realty LP, Lubert-Adler Partners LP, and Schottenstein Stores Corporation.

As a result of the Merger, plus other actions to be taken by the Safeway Board of Directors as described below, including the separate sales of certain other primarily non-core assets, and the distribution of Blackhawk shares, Safeway shareholders are expected to receive total value estimated at $40 per share.

Albertsons’ Chief Executive Officer Bob Miller stated, “This transaction offers us the opportunity to better serve customers by adapting more quickly to evolving shopping preferences in diverse regions across the country. It also brings together two great organizations with talented management teams. Robert Edwards and his team have done an outstanding job in positioning Safeway’s core business for success, by investing in its stores and creating innovative strategic marketing programs that contribute to shareholder value. Working together will enable us to create cost savings that translate into price reductions for our customers. Together, we will be able to respond to local needs more quickly and deliver outstanding products at the lowest possible price, more efficiently than ever before.”

“This Merger is one of several actions we have taken in recent months as a result of our strategic business review. The combined value of the transactions described above is expected to deliver a premium to Safeway’s shareholders of 72% from one year ago, and 56% over the share price six months ago,” said Robert Edwards, President & Chief Executive Officer of Safeway Inc. “Safeway has been focused on better meeting shoppers’ diverse needs through local, relevant assortment, an improved price/value proposition and a great shopping experience that has driven improved sales trends. We are excited about continuing this momentum as a combined organization. We look forward to working with Bob Miller and the rest of the Albertsons team as we proceed together on a path towards becoming an even stronger organization.”

Value to Safeway Shareholders

Under the merger agreement, Safeway shareholders will receive $32.50 per share in cash. Additionally, shareholders will have the right to receive pro-rata distributions of net proceeds from primarily non-core assets with an estimated value of $3.65 per share. The proceeds are from:

(1)	The sale of the assets of real-estate development subsidiary Property Development Centers, LLC (“PDC”) comprised of its shopping center portfolio including certain related Safeway stores, and

(2)	The monetization of its 49% equity interest in Mexico-based food and general merchandise retailer Casa Ley, S.A. de C.V. (“Casa Ley”).

If the sales of PDC and/or Casa Ley are completed prior to the closing of the Merger, the net proceeds from these sales will be paid to shareholders at or before the closing of the Merger in a special dividend. If the PDC sale and/or Casa Ley sales are not completed by the closing of the Merger, Safeway shareholders will receive a non-transferable contingent value right (a “CVR”), which will provide shareholders with their pro-rata share of the net proceeds from the PDC and/or Casa Ley sales, as applicable, subject to the terms and conditions of the CVRs. The PDC CVR will have a two-year term. The Casa Ley CVR will have a four-year term. If Safeway is unable to sell Casa Ley before the four-year expiration of the CVR, shareholders would receive a cash distribution equal to the after-tax fair market value of Safeway’s interest in Casa Ley at such time. There can be no assurances that Safeway will be able to sell either or both of PDC or Casa Ley.

Distribution of Blackhawk Shares

The Merger does not alter Safeway’s previously announced plan to distribute the remaining 37.8 million shares of Blackhawk stock that it owns to its shareholders in mid-April and prior to the completion of the Merger. Safeway’s shares of Blackhawk are contemplated to be distributed pro-rata to the shareholders, with a current value of $3.95 per Safeway share based on the closing price of Blackhawk’s common stock of $25.06 per share on March 5, 2014 and a diluted share count at Safeway of approximately 235 million shares. The final ratio and the value of the Blackhawk shares will be determined at the time of the distribution and will depend on the market value of Blackhawk at that time and the number of diluted Safeway shares. The Blackhawk distribution is not dependent upon the completion of the Acquisition, and is being undertaken for independent business reasons. The Blackhawk distribution is intended to maximize the value of Safeway’s long-term investment in Blackhawk, which the Board determined to be in the best interests of Safeway, Blackhawk, and the shareholders of both companies.

In connection with the completion of the Merger, it is expected that Safeway’s distribution of Blackhawk shares will be taxable to Safeway and Safeway’s shareholders. AB Acquisition will assume the corporate tax on the distribution of Blackhawk shares to Safeway’s shareholders. It is also anticipated that there will be a step up in Blackhawk’s tax basis in assets which could generate approximately $30 million in cash tax savings per annum for Blackhawk. On a present value basis over 15 years, this tax savings, resulting from future tax deductions, is valued at approximately $4.50 per Blackhawk share and $0.70 per Safeway share.

Stock Price Premium

The combined value for Safeway shareholders who receive both a distribution of Blackhawk shares and the aggregate cash and contingent consideration in the Merger, based on Safeway’s current estimates of the value of the contingent consideration, would represent a premium of 72 percent over Safeway’s closing share price of $23.27 on March 6, 2013, one year ago; 56 percent over Safeway’s closing price of $25.62 on September 6, 2013, six months ago; and 17 percent over Safeway’s closing share price of $34.10 on February 18, 2014, the day before Safeway announced it was in discussions regarding a potential sale of the company.

About the Combined Company

The Merger will create a diversified network that includes over 2,400 stores, 27 distribution facilities and 20 manufacturing plants with over 250,000 dedicated and loyal employees. No store closures are expected as a result of this transaction.

Bob Miller, Albertsons current Chief Executive Officer, will become Executive Chairman. Robert Edwards, Safeway’s current President and Chief Executive Officer, will become President and Chief Executive Officer of the combined company.

Banners will include Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Albertsons, ACME, Jewel-Osco, Lucky, Shaw’s, Star Market, Super Saver, United Supermarkets, Market Street and Amigos.

The Merger will enable Albertsons and Safeway to implement operational best practices in order to offer customers an enhanced shopping experience and more competitive prices, while enabling the combined company to pursue industry-leading customer service in an increasingly competitive and dynamic marketplace. Realizing substantial cost savings will allow for investments that are expected to benefit customers, including price reductions as well as store remodels and refurbishments. The diversified network of retail assets, associated distribution centers and manufacturing assets will allow for a broader assortment of products, a more efficient distribution and supply chain, enhanced fresh and perishable offerings, and expanded private label alternatives for customers.

“Albertsons has successfully transformed underperforming retail grocery stores into strong performers by focusing on enhancing the local customer experience,” said Lenard Tessler, Co-Head of Global Private Equity and Senior Managing Director at Cerberus. “Similarly, Safeway has consistently provided outstanding value and customer service throughout the communities it serves. Combining these strong management teams will strengthen the ability of Safeway and Albertsons to deliver on a shared commitment to offering customers higher quality products at lower prices, which will undoubtedly yield positive results for all stakeholders in the business.”

Timing and Closing Conditions

The Merger is expected to close in the fourth quarter of 2014 following the satisfaction of customary closing conditions, including approval of the Merger by the holders of a majority of the outstanding shares of Safeway common stock and regulatory approvals including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under certain circumstances, if the Merger fails to close, AB Acquisition would be required to pay Safeway $400 million.

Regular Quarterly Dividends

The merger agreement allows Safeway to pay its regular quarterly dividends over the next 12 months, prior to closing, and to increase the dividend within certain limits, assuming the deal is closed during that time period. If the deal is not closed within 12 months, Albertsons can extend the merger agreement by an additional three months under certain circumstances. During the extended time, Safeway would not be permitted to pay a dividend to its shareholders but shareholders would receive additional cash consideration equal to 6% per annum on the $32.50 per share cash price for the number of days that pass during the three month extension until closing.

Acquisition Funding

AB Acquisition plans to fund the Merger in part with debt financing of approximately $7.6 billion, equity contributions from its current investors and their affiliates, partners and co-investors of approximately $1.25 billion, and cash on hand of Safeway. Safeway’s existing indebtedness is contemplated to be repaid at closing, other than capital leases and the company’s 5.00% Senior Notes due 2019, 3.95% Notes due 2020, 4.75% Senior Notes due 2021, 7.45% Debentures due 2027 and 7.25% Debentures due 2031.

Go-Shop Period

The merger agreement includes a so-called “go-shop” period, during which Safeway, with the assistance of Goldman Sachs, its financial advisor, will actively solicit, receive, evaluate and potentially enter into negotiations with parties that offer alternative proposals. The initial go-shop period is 21 days. For a 15-day period following the termination of the go-shop period, Safeway will be permitted to continue discussions and enter into or recommend a transaction with any person that submitted a qualifying proposal during the 21-day period. A successful competing bidder who makes a superior proposal during the go-shop period would bear a $150 million termination fee. For a competing bidder who did not qualify during the go-shop period, the termination fee would be $250 million. There can be no assurance that this process will result in a superior proposal. Safeway does not intend to disclose developments with respect to the solicitation process unless and until its Board has made a decision with respect to any potential superior proposal.

Advisors

Goldman, Sachs & Co. served as financial advisor to Safeway in connection with the Company’s strategic review and the transactions. Greenhill & Co. has also served as financial advisor to Safeway. Latham & Watkins LLP served as Safeway’s outside legal counsel. Citigroup, lead financial advisor, Bank of America Merrill Lynch and Credit Suisse served as financial advisors to Albertsons, Cerberus and the investor group. Schulte Roth & Zabel LLP served as lead outside legal counsel to Albertsons, Cerberus and the investor group, and Dechert LLP, Schulte Roth & Zabel LLP and Baker Botts LLP served as outside legal counsel on antitrust matters.

Property Development Centers and Casa Ley

Formed in 2008, PDC is a wholly owned subsidiary of Safeway Inc., engaged in retail shopping center development and capitalizing on Safeway’s core real estate competency. PDC projects are concentrated in Safeway’s urban and suburban markets, and are predominantly located in California and Hawaii. PDC’s portfolio consists of 25 properties with an estimated three million square feet, and is comprised of 11 operating assets, nine projects under construction, and five projects in the due diligence and entitlement phases. Safeway will soon be initiating a process to sell PDC.

Safeway owns 49% of Casa Ley, the fifth largest food and general merchandise retailer in Mexico based on sales. Casa Ley is a private company, and does not publicly disclose financials. Safeway has begun discussions with the majority owners of Casa Ley regarding a potential sale of Safeway’s interests.

On a combined basis, the value of the CVRs is estimated in the range of $3.45 to $3.85 per share. The estimated values for PDC and Casa Ley are based on analyses that Safeway has performed with the help of financial advisors, valuations from independent third parties and market information. The actual net after-tax proceeds received upon a sale could vary substantially from these estimates.

Investor Conference Call

This announcement will be discussed on a conference call with analysts and investors, which is scheduled at 5:30 p.m. Eastern Time today. The call will be webcast live at www.Safeway.com. A replay of the call will be archived at www.Safeway.com. To access the website replay, go to the “Investors” link and click on “Presentations and Webcasts.”

About Safeway Inc.

Safeway Inc., which operates Safeway, Vons, Pavilion’s, Randall’s, Tom Thumb, and Carrs stores, is a Fortune 100 company and one of the largest food and drug retailers in the United States with sales of $36.1 billion in 2013. The company operates 1,335 stores in 20 states and the District of Columbia, 13 distribution centers and 20 manufacturing plants, and employs approximately 138,000 employees. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY. For more information, please visit www.Safeway.com.

About Albertsons

Established in 2006, AB Acquisition LLC (“Albertsons”), which operates ACME, Albertsons, Jewel-Osco, Lucky, Shaw’s, Star Market and Super Saver, and stores under the United Family of stores, Amigos, Market Street and United Supermarkets, is working to become the favorite food and drug retailer in every market it serves. The company is privately owned by Cerberus Capital Management, Kimco Realty Corporation, Klaff Realty, Lubert-Adler Partners, and Schottenstein Stores Corporation, and operates 1,075 stores and 14 distribution centers in 29 states and employs approximately 115,000 associates. For more information, please visit www.Albertsons.com.

About Cerberus Capital Management, L.P.

Established in 1992, Cerberus Capital Management, L.P. is one of the world’s leading private investment firms. Cerberus has more than US $25 billion under management invested in four primary strategies: distressed securities & assets; control and non-control private equity; commercial mid-market lending and real estate-related investments. From its headquarters in New York City and large network of affiliate and advisory offices in the US, Europe and Asia, Cerberus has the on-the-ground presence to invest in multiple sectors, through multiple investment strategies in countries around the world.

Additional Information and Where to Find It

This document may be deemed to be solicitation materials in respect of the proposed acquisition of Safeway by AB Acquisition. In connection with the proposed merger transaction, Safeway will file with the SEC and furnish to Safeway’s shareholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed acquisition or incorporated by reference in the proxy statement because they will contain important information about the proposed acquisition. Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of Safeway’s filings with the SEC from Safeway’s website at http://www.Safeway.com or by directing a request to: Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California 94588, Attention: Investor Relations.

Participants in the Solicitation

Safeway and its directors, executive officers and certain other members of management and employees of Safeway may be deemed “participants” in the solicitation of proxies from shareholders of Safeway in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Safeway in connection with the proposed acquisition will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about Safeway’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 1, 2013.

Forward-Looking Statements

This press release contains certain forward-looking statements about the future performance of Safeway, including about the combined Safeway/Albertsons business (the “Combined Entity”). These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “expects,” “will,” “plans,” “intends,” “committed to,” “estimates” and “is.” No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither Safeway nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond Safeway’s control. These factors include: failure to obtain shareholder approval of the proposed merger; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; failure to consummate or delay in consummating the transaction for other reasons; changes in laws or regulations; and changes in general economic conditions. Among other things, the Combined Entity’s ability to achieve estimated price reductions from the transaction, as well as the timing of such reductions, will depend on the Combined Entity’s ability to integrate its businesses in a timely fashion, including realizing synergies anticipated by reduction of duplicative systems and processes. There is no assurance that any payments will be made with respect to the sales of PDC and/or Casa Ley, including with respect to the CVRs after the closing of the Merger. The right to receive any future payments with respect to the sales of PDC and/or Casa Ley, including with respect to the CVRs after the Closing of the Merger, will be contingent on a number of factors, including Safeway’s ability to sell all or a portion of PDC and/or Casa Ley, and the amount of after-tax net proceeds realized. If Safeway is unable to sell PDC prior to the second anniversary of the closing of the Merger, no payment will be made to Safeway shareholders with respect to PDC and the CVRs will expire valueless. If Safeway is unable to sell Casa Ley prior to the fourth anniversary of the Merger, Safeway shareholders will be entitled to receive the fair market value of Safeway’s interest in Casa Ley at that time. There can be no assurance as to the value of PDC and/or Casa Ley or that Safeway shareholders will receive the amount of after-tax net proceeds estimated in this press release, or any amount. Safeway undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to Safeway’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.

For Safeway:

Investors:

Christiane Pelz 925-467-3832 or Melissa Plaisance 925-467-3136

Media:

Teena Massingill 925-467-3810 or Brian Dowling 925-467-3878

For Albertsons:

Christine Wilcox 208-395-4163

Christine.wilcox@albertsons.com

For Cerberus Capital Management:

Cerberus Media Line, 212-891-1558

Peter Duda, 212-445-8213

pduda@webershandwick.com

Liz Cohen, 212-445-8044

liz.cohen@webershandwick.com